Exhibit 99.2

05-21
For further information:
Gina Taylor
Southern Union Company
713-989-7557

Jack Walsh, Investor Relations Director
Southern Union Company
1-800-321-7423

SOUTHERN UNION COMPANY ANNOUNCES OPERATIONAL STATUS OF ITS INTERSTATE NATURAL GAS TRANSMISSION SYSTEMS

SCRANTON, Pa., September 2, 2005 —Southern Union Company (NYSE:SUG) announced that its interstate natural gas transmission systems located in the Gulf Coast area, including Florida Gas Transmission, Trunkline LNG in Lake Charles, La. and Sea Robin Pipeline, suffered only minor damage as a result of Hurricane Katrina.  Florida Gas Transmission, Trunkline LNG and Sea Robin are fully operational.
The Trunkline Gas Company onshore system and offshore facilities inspected thus far have only very minor damage and are operational.  The remainder of the Trunkline offshore assessment should be completed by Sunday, Sept. 4.  Employees working in the coastal area have been accounted for and disaster recovery crews have been deployed to assist with clean up efforts.
Today, Florida Gas Transmission is flowing about 1.7 billion cubic feet (Bcf) into the Florida market area.  Sea Robin’s throughput for today’s gas day is 356 million cubic feet (MMcf).  Trunkline Gas Company is flowing about 835 MMcf today from onshore and offshore supply sources and Trunkline LNG’s volume is 240 MMcf.
“The damage assessments we have completed thus far have confirmed that our interstate transmission systems in the area are operating safely and reliably,” said Jeryl Mohn, senior vice president of operations and engineering.  “We continue to keep all of those who were impacted by Hurricane Katrina in our thoughts.”
Florida Gas Transmission operates an approximately 5,000-mile pipeline extending from south Texas to south Florida with mainline capacity of 2.1 Bcf/day.  Trunkline Gas Company operates a 3,500-mile pipeline system with access to Gulf Coast supply sources that can deliver 1.5 Bcf/day of natural gas to Midwest and East Coast markets.
Trunkline LNG Company owns a facility located near the city of Lake Charles, La. for the receipt, storage and delivery of liquefied natural gas and provides terminal service for shippers by receiving LNG at the facility for storage and delivering such LNG to shippers, either in liquid state or gaseous state after regasification.
Sea Robin Pipeline Company, which stretches from the Ship Shoal area in the central Gulf of Mexico to the East Cameron area in the western Gulf, includes about 450 miles of interstate pipeline reaching into the Gulf Coast deepwater supplies and is capable of delivering 1.0 Bcf/day to a variety of onshore national and regional markets.

About Southern Union Company
            Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals.  Through CCE Holdings, LLC, Southern Union also owns a 50 percent interest in and operates the CrossCountry Energy pipelines, which include 100 percent of Transwestern Pipeline Company and 50 percent of Citrus Corp.  Citrus Corp. owns 100 percent of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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